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                                                      Exhibit 10(f)

                      NORWEST BANKS STATIONERY



February 28, 1995



Steve Lind, President
Top Air Manufacturing, Inc.
Highway 20
Parkersburg, IA 50665

Dear Steve:

Per our discussions, our bank is happy to provide you with the following commitment which includes financing for your existing term loan, the acquisition of the Clay Equipment assets, and a revolving line of credit. Two copies of this commitment letter are included allowing you to accept the terms by signing where indicated.

Terms for the proposed loans to Top Air Manufacturing, Inc. would be as follows:

A1. $1,500,000 term loan due 5 years from closing date, amortized over 10 years with monthly principal and interest payments. Priced at 1/2% over Norwest Bank's base rate, floating. This would equate to a current rate of 9.5%.

       Collateral would be a blanket security agreement on all assets of Top Air Manufacturing to include assets purchased from Clay Equipment. In addition, the loan would be secured by a first mortgage on the two parcels of real estate in Parkersburg currently used by Top Air for manufacturing and warehousing.

       The purpose of this loan is the refinancing of existing equipment debt owed to Norwest by Top Air Manufacturing, and refinancing of liabilities of Clay Equipment as part of the acquisition.

A2. $500,000 term loan due 5/31/97. A principal payment of $250,000 will be due on 5/31/96 with the balance due at maturity. Interest collected monthly, priced at 1/2% over Norwest Bank's base rate, floating. This equates to a current rate of 9.5%.

       The purpose of this loan is also to finance the Clay Equipment acquisition, specifically to cover the amount of the acquisition that will be repaid by condemnation proceeds Clay is to receive from the City of Cedar Falls.



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A3.    $3,000,000 revolving line of credit due 10/1/95.  Interest payable monthly, priced at Norwest Bank Iowa's base rate, floating. This equates to a current rate of 9.0%.

       Collateral will be a blanket security agreement on all assets of Top Air Manufacturing including assets purchased from Clay Equipment.

       Purpose is to fund inventory and accounts receivable. A borrowing base would be utilized allowing borrowings no greater than the total of 50% of inventory and 75% of eligible accounts receivable. Eligible accounts receivable are defined as those accounts with an aging of 90 days or less from due date.

       The three notes outlined above will be governed by a loan agreement which will include the following terms:

       A. Minimum Working Capital. The Borrower will maintain at all times an excess of current assets over current liabilities of not less than $1,750,000.

       B. Minimum Tangible Net Worth. The Borrower will maintain a tangible net worth of not less than $2,500,000 at fiscal year end.

       C. Capital Expenditures. The borrower will not make any expenditures for fixed or capital assets which would cause the aggregate of all such expenditures made by the Borrower to exceed $250,000 during any fiscal year of the borrower without written consent of Norwest Bank. Approval of the expenditures for the Clay acquisition is hereby given.

       D. Current Ratio. For fiscal year end May 31, 1995, Borrower will have a ratio of current assets to current liabilities not less than 1.9-1. The Borrower will maintain after that date, a ratio of current assets to current liabilities not less than 2.0 to 1.0 at each FYE.

       E. Leverage Ratio. For fiscal year end May 31, 1995, Borrower will have a ratio of total liabilities to Tangible Net Worth of not greater than 1.3 to 1.0. The Borrower will maintain after that date at all times a ratio of total liabilities to Tangible Net Worth of not greater than 1.25 to 1.0 at each FYE.

       F. Cleanup Requirement. For a period of 30 consecutive days each year, the Company will have no outstandings on the line of credit.

       G. Financial Statements. Monthly internally prepared balance sheet and income statement within 30 days of month end. Annual audited statements prepared by a certified public accountant within 120 days of FYE.


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       H.   All condemnation proceeds received by Clay/Top Air will
            be applied 100% to principal on first note A2 then note A1. 100% of the proceeds received from the sale of Parkersburg real estate will be applied in the same fashion.

       I. Beginning May 31, 1997 and each year thereafter, the Company will be required to apply up to 50% of "free operating cash flow" to note A2 and then to note A1. The annual maximum requirement for pay down will be the amount needed to bring the term debt to the equivalent of a seven year amortization assuming an original balance of $1,500,000.

            Free operating cash flow is defined as follows: Net cash from operating activities minus capital expenditures, per GAAP standards.

       J. Borrower is to maintain all deposit accounts at Norwest Bank, Cedar Valley as part of this loan agreement.

Steve, I believe this commitment meets the financing needs of Top Air Manufacturing and I hope you find it acceptable. On behalf of Norwest, thank you for your existing business and the opportunity to provide additional financing to you. I enjoy working with you and look forward to your response. Please call me with any questions.

Sincerely,


/s/Cathy A. Rottinghaus

Cathy A. Rottinghaus
Assistant Vice President




Accepted By:

Top Air Manufacturing, Inc.

/s/Steven R. Lind                                  3-1-95
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Steven Lind, President                                 Date